Exhibit 23.1

Consent of DELOITTE and touche LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3/A of our reports dated April 24, 2020 relating to the financial statements of Franchise Group, Inc. and the effectiveness of Franchise Group Inc.'s internal control over financial reporting, appearing in the Transition Report on Form 10-K/T for the transition period ended December 28, 2019. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Richmond, Virginia

May 21, 2020